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                                                                    Exhibit 10.1

                        SEPARATION AGREEMENT AND RELEASE

     This Separation Agreement and Release (this "Agreement") is made as of the 12th day of July, 2000 by and between Network Plus Corp., a Delaware corporation with its principal offices at 234 Copeland Street, Quincy, Massachusetts 02169 (the "Company"), and George C. Alex, residing at 312 Jerusalem Road, Cohasset, Massachusetts 02025 (the "Employee").

     WHEREAS, as of January 15, 1999 the parties entered into an employment agreement (the "Employment Agreement") setting forth the terms and conditions of the Employee's employment with the Company;

     WHEREAS, the parties wish to resolve amicably the Employee's separation from the Company and terminate certain provisions of the Employment Agreement;

     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

     1. RESIGNATION DATE. The Employee hereby resigns from all of the officer and director positions he now holds with the Company and any of its subsidiaries effective immediately and as an employee of the Company and any of its subsidiaries, if applicable, as of October 10, 2000, or such earlier period as described in Section 2 below (the "Resignation Date").

     2. EMPLOYMENT. The Employee agrees that during the period of employment prior to the Resignation Date the Employee will work up to full time for the Company on an as needed basis as may be reasonably requested by the Company. The Employee shall not be required to work on the Company's premises. The Company agrees that the Employee may devote time during the employment period to seek employment with another employer so long as it does not conflict with the business of the Company. In the event that the Employee commences other employment prior to October 10, 2000 that is inconsistent with his ability to work full time for the Company on an as needed basis as may be reasonably requested by the Company or in the event of his death or "disability" (as defined in the Employment Agreement), his employment will terminate and the Resignation Date will be deemed to be the date which is the earlier of his last day of employment with the Company, death or disability, as applicable. The Employee (or his estate) will continue to receive his salary from the Resignation Date through December 31, 2000 which salary continuation will be considered severance pay. Other than as set forth in the preceding sentence the Employee is not entitled to receive any severance or bonus pay upon his resignation from the Company or otherwise. The Employee acknowledges that he has received all of the paid vacation benefits to which he is entitled.

     3. TREATMENT OF OPTIONS. The Company acknowledges that the Option Agreements granted to the Employee dated February 1, 1999 (as restated on July 6, 1999) and on December 27, 1999 are and shall remain in full force and effect in accordance with their respective terms and subject to the limitations set forth therein. As a result of the Employee's resignation arising out of Sections
4.4 and 5.3 of the Employment Agreement, the Company confirms that effective on the Resignation Date all of the Employee's then unvested options to purchase shares of the Company's common stock, par value $.01 per share, shall vest in full and, together with his then outstanding vested options, shall be exercisable at their respective exercise prices for a period of



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ninety days following the Resignation Date. All of the Employee's unvested and vested options are set forth on EXHIBIT A hereto.

     4. BENEFITS. The Employee shall be entitled to participate in all medical, dental and vision benefits programs that Company has established and made available to the Employee until the Resignation Date and thereafter until December 31, 2001 shall only be entitled to participate in the medical benefits program.

     5. REIMBURSEMENT. The Company and the Employee acknowledge that the Employee donated $10,000 (the "Donation Amount") to the Marshall Foundation (the "Donation"). The Company will reimburse the Employee the Donation Amount within fifteen (15) days of the date of this Agreement. The Employee agrees not to list the Donation Amount as a deduction on his federal, state or local income tax returns for the tax year in which the Donation was made or any other period.

     6. RELEASE.

     (a) The Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature which he ever had or now has against the Company, its officers, directors, stockholders, corporate affiliates, agents and employees, including, but not limited to, all claims arising out of his employment and separation from the Company, including all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e ET SEQ., the Americans With Disabilities Act, 42 U.S.C., ss.12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. ss.621 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, ss.1 ET SEQ., all claims arising out of the Massachusetts Civil Rights Act, M.G.L. c.12 ss.ss.11H and 11I, the Massachusetts Equal Rights Act, c.93,ss.102 and M.G.L. c.214, ss.1C, all damages arising out of all employment discrimination claims, wrongful discharge claims or other common law claims and damages.

     (b) The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Employee from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which it ever had or now has against the Employee, including, but not limited to, all claims arising out of his employment and separation from the Company; PROVIDED, HOWEVER, that the foregoing release by the Company shall not apply to any and all claims related to acts of fraud or actions which would be considered a felony under applicable law.

     7. NO REINSTATEMENT. The Employee understands and agrees that he shall not be entitled to any employment with the Company at any time following the Resignation Date, and that he will not apply for employment with the Company after the Resignation Date.

     8. RETURN OF COMPANY PROPERTY. The Employee agrees to return all Company



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property and equipment in his possession or control, including, but not limited to, all Company files and documents. The Employee further agrees to leave intact all electronic Company documents including those which he developed or helped develop during his employment.

     9. NATURE OF AGREEMENT. The Company and the Employee understand and agree that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or the Employee.

     10. AMENDMENT. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

     11. VALIDITY. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

     12. CONFIDENTIALITY. The Employee understands and agrees that the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by the Employee, his agents and representatives, and none of the above shall be disclosed by the Employee except to the extent required by federal or state law or as otherwise agreed to in writing by the Company. The Company and the Employee agree that this Agreement may be filed with the Securities and Exchange Commission and that its contents will be made publicly available.

     13. NON-DISPARAGEMENT. The Employee understands and agrees that he shall not make any false, disparaging or derogatory statements in public or private regarding the Company or any of its directors, officers, employees, agents, or representatives or the Company's business affairs and financial condition. The Company understands and agrees that neither it nor any of its directors, officers, employees, agents, or representatives shall make, or cause to be made, any false, disparaging or derogatory statements in public or private regarding the Employee.

     14. TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement is hereby terminated; provided, however, that Sections 5.4 and 7 of the Employment Agreement and the provisions of Sections 3.6 and 5.2 of the Employment Agreement that state that the Employee's Options shall vest in full upon a Change in Control Event (as defined in the Company's 1998 Stock Incentive Plan), or upon the death or Disability of the Employee prior to the Resignation Date, shall survive the termination of the Employment Agreement in accordance with their terms. The Company hereby waives any and all rights it may have under Section 6 of the Employment Agreement. As used herein, Options and Plan shall have the meanings ascribed to them in the Employment Agreement, and Change in Control Event shall have the meaning ascribed to it in the Plan.

     15. ENTIRE AGREEMENT. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the separation of the Company and Employee and cancels all previous oral and written negotiations, agreements,



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commitments, and writings in connection therewith, including without limitation the Employment Agreement, except as described in Section 14 above.

     16. APPLICABLE LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     17. ACKNOWLEDGMENTS. The Employee acknowledges that he or she has been given up to twenty-one (21) days to consider this Agreement and that the Company advised him or her to consult with any attorney of his or her own choosing prior to signing this Agreement. The Employee may revoke this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

     18. VOLUNTARY ASSENT. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

     19. COUNTERPARTS. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.



                   [Signatures appear on the following page.]





     IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.



                                    NETWORK PLUS CORP.





                                    By: /s/ Robert T. Hale, Jr.
                                       ------------------------------
                                    Name:  Robert T. Hale, Jr.
                                    Title: CEO







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                                              /s/ George C. Alex
                                              ------------------
                                              George C. Alex

















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                                     ANNEX A

                            Outstanding Stock Options

                               as of July 15, 2000



           TOTAL       VESTED       VESTED           UNVESTED       EXERCISE
          SHARES                            ON 7/15/00               PRICE
------------------------------------------------------------------------------

           4,533       1,133.3     1,133.3             3,399.8       $ 3.31

         240,266      60,066.5    60,066.5           180,199.5       $ 4.41

         145,067      36,267      36,267             108,800         $ 6.62

          63,466      15,866.5    15,866.5            47,599.5       $11.03

          10,000         0           0                10,000         $18.475
------------------------------------------------------------------------------
Total    463,332     113,333.3   113,333.3           236,665.4